CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A (File No. 333-62051) of our report dated February 14, 2002 relating to the financial statements and financial highlights which appears in the December 31, 2001 Annual Report to Shareholders of the Diversified Stock Fund, Small Company Opportunity Fund and Investment Quality Bond Fund (three portfolios constituting The Victory Variable Insurance Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to our Firm under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/ Pricewaterhouse Coopers LLP


Columbus, Ohio
April 29, 2002